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                                                                    EXHIBIT 99


ACORN PRODUCTS REPORTS STRONG SECOND QUARTER NET INCOME IMPROVEMENT AND ANNOUNCES CREDIT FACILITY AGREEMENT

         Acorn Products, Inc. (Nasdaq: ACRN - news) today reported net income of $0.9 million for the first six months of fiscal 2001, an improvement of $5.2 million, versus a loss of $4.3 million in the comparable period of fiscal 2000. The Company reported a net profit of $0.15 per share (basic) and $0.14 (diluted) for the first six months of fiscal 2001 compared to a net loss of $0.71 per share (basic and diluted) in the comparable period of 2000. For the second quarter of fiscal 2001, the Company reported a net loss of $0.08 per share (basic and diluted), versus a net loss of $0.82 per share (basic and diluted) in the comparable period of calendar 2000.

         Net Sales. Net sales decreased 16.3%, or $5.8 million, to $29.4 million in the second quarter of fiscal 2001 compared to $35.2 million in the comparable period of fiscal 2000. The decline in net sales reflects the discontinuation of the sale and manufacture of watering products and the ongoing rationalization of customers and products within our custom injection molding product line. There was also a decrease in the sale of long handled tools, primarily due to the credit condition of a few key customers, limiting our ability to ship their full demand in the second quarter of fiscal 2001. Net sales decreased 23.9%, or $18.2 million, to $57.7 million for the first six months of fiscal 2001 compared to $75.9 million in the comparable period of fiscal 2000. The decline in net sales was driven by a 17% drop in the sale of long handled tools, caused by soft demand and the credit condition of a few key customers, limiting our ability to ship their full demand in the first six months of fiscal 2001. We believe the soft demand has been industry wide and resulted from customer actions to manage to lower retail inventories, as well as, a longer winter weather pattern across the country that negatively effected spring season purchases. The discontinuation of the sale and manufacture of watering products and the ongoing rationalization of customers and products within our custom injection molding product line also contributed to the decline in net sales in the first six months of fiscal 2001.

         Gross Profit. Gross profit decreased 16.2%, or $1.2 million, to $6.3 million for the second quarter of fiscal 2001 compared to $7.5 million in the comparable period of fiscal 2000. Gross margin was essentially flat at 21.5% for the second quarter of fiscal 2001 and for the comparable period of fiscal 2000. The decrease in gross profit was due to lower sales volume. The gross margin was influenced by continued cost improvements offset by the loss of overhead absorption due to lower production levels in response to the decline in sales. Gross profit decreased 14.6%, or $2.4 million, to $14.0 million for the first six months of fiscal 2001 compared to $16.4 million in the comparable period of fiscal 2000. Gross margin increased to 24.3% for the first six months of fiscal 2001 from 21.6% for the comparable period of fiscal 2000. The decrease in gross profit was due to lower sales volume partially offset by cost improvements in the manufacturing and logistical processes of the Company. The increase in gross margin was driven by cost improvements which includes the effect of rationalizing products and customers, as well as, the reduction of certain employee benefit programs, including post-retirement medical benefits.

         Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased $1.1 million, or 19.4%, to $4.7 million for the second quarter of fiscal 2001 versus $5.8 million in the comparable period of fiscal 2000. As a percentage of net sales, selling, general and administrative expenses decreased to 15.9% in the second quarter of fiscal 2001 as compared to 16.4% in the comparable period of fiscal 2000. The improvement in selling, general and administrative expenses is due


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to cost reductions in sales support costs and administrative overhead, including the effect of the discontinuation of watering products. Selling, general and administrative expenses decreased $2.9 million, or 24.6%, to $8.9 million for the first six months of fiscal 2001 versus $11.8 million in the comparable period of fiscal 2000. As a percentage of net sales, selling, general and administrative expenses decreased to 15.4% in the first six months of fiscal
2001 as compared to 15.5% in the comparable period of fiscal 2000. The decrease in selling, general and administrative expenses is due to cost reductions in sales support costs and administrative overhead, including the effect of the discontinuation of watering products.

         Operating Profit. Operating profit (gross profit less selling, general and administrative expenses) decreased $0.1 million, or 5.7%, to a profit of $1.7 million for the second quarter of fiscal 2001 compared to a profit of $1.8 million in the comparable period of fiscal 2000. The decrease in operating profit for the second quarter was primarily due to the items discussed above. Operating profit increased $0.5 million, or 10.9%, to a profit of $5.1 million for the first six months of fiscal 2001 compared to a profit of $4.6 million in the comparable period of fiscal 2000. The increase in operating profit was primarily due to the items discussed above.

         Interest Expense. Interest expense decreased $0.2 million, to $1.7 million for the second quarter of fiscal 2001 compared to $1.9 million in the comparable period of fiscal 2000. The benefit of lower debt levels was partially offset by higher financing and related costs. Interest expense decreased $0.1 million, to $3.6 million for the first six months of fiscal 2001 compared to $3.7 million in the comparable period of fiscal 2000.

         Amortization of Goodwill and Other Expenses, Net. Other expenses, net, including amortization of goodwill, was essentially flat at $0.4 million in the second quarter of fiscal 2001 and the comparable period of fiscal 2000. Other expenses, net, including amortization of goodwill, decreased to $0.7 million for the first six months of fiscal 2001 compared to $0.8 million in the comparable period of fiscal 2000.

         Asset Impairment Charge. An asset impairment charge of $4.4 million was recognized in the second quarter of fiscal 2000 based on management review of the net realizable value on long-lived assets, specifically the value of goodwill related to the acquisitions of the Company's watering product line. There was no asset impairment charge taken in the comparable period of fiscal 2001.

         Income (Loss) Before Income Taxes. Income (loss) before income taxes improved to a loss of $0.5 million for the second quarter of fiscal 2001 compared to $5.0 million in the comparable period of fiscal 2000. The improvement was attributed primarily to the items discussed above. Income (loss) before income taxes improved to a profit of $0.9 million for the first six months of fiscal 2001 compared to a loss of $4.3 million in the comparable period of fiscal 2000.

         Net Income (Loss). Net loss was $0.5 million for the second quarter of fiscal 2001 compared to $5.0 million in the comparable period of fiscal 2000. Net loss per share (basic and diluted) was $0.08 for the second quarter of fiscal 2001 based on a weighted average number of shares outstanding of approximately 6.1 million, compared to net loss per share of $0.82 for the comparable period of fiscal 2000, based on a weighted average number of shares outstanding of approximately 6.1 million. Net income was $0.9 million for the first six months of fiscal 2001 compared to a loss of $4.3 million in the comparable period of fiscal 2000. Net income per share was $0.15 (basic) and $0.14 (diluted) for the first six months of fiscal 2001 based on a weighted average number of shares outstanding of approximately


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6.1 million, compared to net loss per share of $0.71 for the comparable period of fiscal 2000, based on a weighted average number of shares outstanding of approximately 6.1 million.

         A. Corydon Meyer, Acorn's President and Chief Executive Officer, stated, "We continue to make strong progress on reducing the cost structure of the business. We see the results of these efforts in our first six months of 2001 results, though dampened by a volume decline. We are approaching the retail marketplace in a prudent manner, having weathered the poor spring season and credit condition of certain customers."

         Acorn Products, Inc. today announced that it has entered into an agreement to extend its credit facility to April 30, 2002. Under the terms of the agreement, the Company has engaged the investment banking firm of Houlihan, Lokey, Howard and Zukin Capital to advise and assist in exploring strategic alternatives.

         "This extension of the credit facility confirms the support of our turnaround process and Houlihan, Lokey, Howard and Zukin Capital will assist in finding the most viable, long-term solution to realign our capital structure," said A. Corydon Meyer, President and CEO of Acorn Products. "In addition, we have received further support for our efforts by being able to announce that the union representing the hourly employees at our primary manufacturing facility in Frankfort, New York, have ratified a three year agreement with the Company."

         Acorn Products, Inc., through its operating subsidiary UnionTools, Inc., is a leading manufacturer and marketer of non-powered lawn and garden tools in the United States. The Company's principal products include long handle tools (such as forks, hoes, rakes and shovels), snow tools, posthole diggers, wheelbarrows, striking tools and cutting tools. The Company sells its products under a variety of well-known brand names, including Razor-Back(TM), Union(TM), Yard `n Garden(TM), Perfect Cut(TM) and, pursuant to a license agreement, Scotts(TM). In addition, the Company manufactures private label products for a variety of retailers. The Company's customers include mass merchants, home centers, buying groups and farm and industrial suppliers. Razor-Back(TM), Union(TM), Yard `n Garden(TM) and Perfect Cut(TM) are registered trademarks of the Company. Scotts(TM) is a registered trademark of The Scotts Company.

         The statements contained herein that are not purely historical are forward looking statements within the meaning of the Securities Exchange Act of 1934, including statements regarding the Company's expectations, beliefs, hopes, intentions or strategies regarding the future. All forward looking statements contained herein are based upon information available to the Company as of the date hereof, and the Company assumes no obligation to update any such forward looking statements. Actual results could differ materially from the Company's current expectations. Factors that could cause or contribute to such differences include, but are not limited to, the factors and risks discussed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, the Company's Current Report on Form 8-K dated September 18, 1997, as amended on October 29, 1998 and November 12, 1999, and as may be amended from time to time, and the other reports filed from time to time by the Company with the Securities and Exchange Commission.


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ACORN PRODUCTS, INC.
SELECTED CONSOLIDATED FINANCIAL DATA

                                                 For the Three Months Ended      For the Six Months Ended
                                                ----------------------------   ----------------------------
                                                July 2, 2000    July 1, 2001   July 2, 2000    July 1, 2001
                                                ------------    ------------   ------------    ------------
                                                                      (Unaudited)
                                                     (In thousands, except share and per share data)
Statement of Operations:
Net sales                                           $35,170         $29,428         $75,907         $57,744
Cost of goods sold                                   27,621          23,099          59,497          43,724
                                                -----------     -----------     -----------     -----------
Gross profit                                          7,549           6,329          16,410          14,020

Selling, general and administrative expenses          5,784           4,665          11,770           8,874
                                                -----------     -----------     -----------     -----------
Operating income                                      1,765           1,664           4,640           5,146

Interest expense                                      1,885           1,730           3,712           3,568
Asset impairment charge                               4,402               0           4,402               0
Amortization of goodwill                                297             218             566             438
Other expenses, net                                     139             174             245             218
                                                -----------     -----------     -----------     -----------
Income (loss) before income taxes                    (4,958)           (458)         (4,285)            922
Income taxes                                             20              21              40              42
                                                -----------     -----------     -----------     -----------
Net income (loss)                                   ($4,978)          ($479)        ($4,325)           $880
                                                ===========     ===========     ===========     ===========
Per Share Data (Basic and Diluted):

Net income (loss) - basic                            ($0.82)         ($0.08)         ($0.71)          $0.15
                                                ===========     ===========     ===========     ===========
Net income (loss) - diluted                          ($0.82)         ($0.08)         ($0.71)          $0.14
                                                ===========     ===========     ===========     ===========
Weighted average shares outstanding - basic       6,058,728       6,062,159       6,052,639       6,062,159
                                                ===========     ===========     ===========     ===========
Weighted average shares outstanding - diluted     6,058,728       6,062,159       6,052,639       6,078,065
                                                ===========     ===========     ===========     ===========
Other Data:
Gross margin                                          21.46%          21.51%          21.62%          24.28%
EBITDA(1)                                            $2,748          $2,510          $6,582          $6,815

Balance Sheet Data:
Total assets                                       $103,348         $83,161
Total liabilities                                   $70,622         $59,971
Total stockholders' equity                          $32,726         $23,190



 (1) EBITDA represents earnings before interest, income taxes, depreciation and amortization (including non-cash asset impairment charge).

--------------------
Contact:
         Acorn Products, Inc., Columbus
         John G. Jacob, (614) 222-4400

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